EXHIBIT B

OFFICERS AND CONTROL PERSONS OF THE REPORTING PERSONS

Except where otherwise noted, each of the individuals named below is a citizen of the United States with a principal business address as indicated below.

A.  SailingStone Capital Partners LLC

SailingStone Capital Partners LLC is an investment adviser organized as a limited liability company under the laws of the State of Delaware.  Its address is:

1 California Street, Suite 3050
San Francisco, California 94111

The officers of SailingStone Capital Partners LLC are:

Name                       Title

Kathlyne K. Kiaie         Chief Compliance Officer

James E. Klescewski    Chief Financial Officer

SailingStone GP LP, a Delaware limited partnership, is the managing member of SailingStone Capital Partners LLC.  SailingStone Holdings LLC, a Delaware limited liability company is the general partner of SailingStone GP LP.  MacKenzie B. Davis and Kenneth L. Settles Jr. are the managing members of SailingStone Holdings LLC and are deemed to be control persons of SailingStone Capital Partners LLC.

B.  SailingStone Holdings LLC

SailingStone Holdings LLC is an entity organized under the laws of the State of Delaware.  Its address is:

1 California Street, Suite 3050
San Francisco, California 94111

MacKenzie B. Davis and Kenneth L. Settles Jr. are the managing members of SailingStone Holdings LLC and are deemed to be control persons of SailingStone Holdings LLC.